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                                                                    EXHIBIT 99.3

UNIVERSAL COMPRESSION TERMINATES ITS OFFER TO PURCHASE ITS 9 7/8%
SENIOR DISCOUNT NOTES

HOUSTON, TEXAS, JANUARY 26, 2001 - Universal Compression, Inc. announced today that it has terminated its offer to purchase its 9 7/8% Senior Discount Notes due 2008. The related consent solicitation expired at 5:00 p.m., New York City time, on January 24, 2001.

The Company's pending acquisition of Weatherford Global Compression Services, L.P. ("WGC") and related financing transactions are not conditioned upon the completion of the tender offer and consent solicitation.

The requisite consents from holders of the notes for the proposed amendments to the indenture governing the notes was not received prior to the extended deadline. Holders who have previously tendered their notes and delivered consents to the depositary in connection with the Company's offer to purchase and consent solicitation will have them returned. No consent fee will be paid, nor will the Company accept any such tendered notes.

The existing 9 7/8% notes will remain outstanding and, upon consummation of the pending WGC acquisition, will be subject to the right of the holders to require the Company to redeem the notes at 101% of the accreted value, plus accrued and unpaid interest, pursuant to the terms of the indenture. To the extent holders exercise such right, the Company intends to fund the redemption of the 9 7/8% notes under its proposed new operating lease facilities or the new revolving credit facility. As a result of the termination of the tender offer and consent solicitation, the Company will adjust the amount it initially expects to fund under its new proposed asset-backed securitization operating lease facility.

The Company first announced the tender offer and consent solicitation on January 2, 2001, which was extended on January 21, 2001.

Forward-looking statements in this news release regarding the Company's proposed WGC acquisition and financing transactions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could prevent the consummation of such proposed acquisition and financing transactions, including unfavorable financing terms and conditions, failure to receive approval by the Company's shareholders of the issuance of shares as consideration for the WGC acquisition, the impact of general economic or business factors and other risk factors. These risk factors, when applicable, are discussed in the Company's filings with the Securities and Exchange Commission, copies of which are available to the public. The Company disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

Universal Compression is a subsidiary of Universal Compression Holdings, Inc., a publicly traded company (NYSE ticker symbol: UCO) founded in 1954. Universal Compression Holdings, Inc., together with its operating subsidiary Universal Compression, Inc., is headquartered in Houston, Texas and is a leading natural gas compression services company, providing a full range of rental, sales, operations, maintenance and fabrication services, and products to the domestic and international natural gas industry.


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